EXHIBIT 99.1

Northern Oil and Gas, Inc. Provides Fourth Quarter 2012 Production and Operations Update

WAYZATA, MINNESOTA — February 11, 2013 — Northern Oil and Gas, Inc. (“Northern”) (NYSE MKT: NOG) is providing a production and operations update for the quarter ended December 31, 2012.

PRODUCTION AND OPERATIONS UPDATE

Northern expects fourth quarter 2012 production to average approximately 10,800 barrels of oil equivalent per day, an increase of 55% over the fourth quarter of 2011 and a decline of approximately 4% compared to the third quarter of 2012.

Fourth quarter production was impacted by fewer net well additions in the month of November, primarily due to weather, and a lower average working interest in wells completed during the quarter. During the fourth quarter of 2012, Northern completed and placed into production approximately 123 gross (7.7 net) wells with an average 6% working interest.

Activity subsequently accelerated in December and as of December 31, 2012, Northern was participating in 157 gross (12.4 net) wells that were drilling, completing or awaiting completion, resulting in an average working interest of approximately 8%, which is more consistent with Northern’s historical average working interest.  As of December 31, 2012, Northern was producing from a total of 1,227 gross (106.2 net) wells.

Production was also affected in the fourth quarter as Northern elected to high grade capital expenditures through the non-consent process.  During the second half of 2012, Northern elected to non-consent 29 gross (1.86 net) wells as part of this strategic capital efficiency effort. Based on internal analysis, these wells were likely to produce an internal rate of return below acceptable thresholds, due primarily to high estimated drilling and completion costs.  As drilling and completion costs decline, Northern expects to non-consent fewer wells.

LIQUIDITY UPDATE

An enhanced liquidity position is the result of Northern’s strategic capital efficiency effort in the second half of 2012. Northern ended the year with $124 million drawn on its revolving credit facility which has a total borrowing capacity of $350 million.  Northern also ended the quarter with $13 million in cash, resulting in liquidity of approximately $240 million.

DIFFERENTIAL AND OPERATING EXPENSE UPDATE

Northern expects oil differentials to average between $2.00 and $2.50 per barrel for the fourth quarter of 2012, compared to approximately $10 in the third quarter of 2012.

Lease operating expense (LOE) is expected to be approximately $10.00 per barrel of oil equivalent for the fourth quarter of 2012, driven by an increase in production enhancing workover activity and water disposal costs.

HEDGING UPDATE

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s oil derivative contracts as of December 31, 2012, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2013:
Q1	565,550	$89.65 - $103.94	180,000	$91.58
Q2	526,481	$89.74 - $104.02	225,000	$91.17
Q3	543,374	$90.29 - $104.35	255,000	$92.48
Q4	517,864	$90.38 - $104.41	300,000	$92.03
2014:
Q1	60,000	$90.00 - $99.05	600,000	$92.25
Q2	60,000	$90.00 - $99.05	660,000	$92.00
Q3	60,000	$90.00 - $99.05	435,000	$90.98
Q4	60,000	$90.00 - $99.05	435,000	$90.98

2013 GUIDANCE

2013 production and capital budget guidance will be released in conjunction with Northern’s 2012 year-end earnings release after 3 pm central on February 28th.  A conference call will follow on Friday, March 1st at 9 am central.

MANAGEMENT COMMENT

“Although production was relatively flat sequentially due to November weather and completion activity, drilling activity reaccelerated into the end of the year,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “In addition, our liquidity position was enhanced by our strategic capital efficiency efforts.  As a result of our liquidity position, an increase in drilling activity and working interest percentages, we are well positioned to execute our business plan and resume sequential quarterly growth in 2013.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our access to capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com